Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202724

PROSHARES TRUST II

ProShares Managed Futures Strategy, ProShares Ultra Bloomberg Commodity, ProShares UltraShort Bloomberg Commodity, ProShares Ultra Bloomberg Natural, ProShares UltraShort Bloomberg Natural Gas, ProShares UltraShort Silver, ProShares Ultra Euro, ProShares Short Euro and ProShares Ultra Yen (each a “Fund” and together, the “Funds”)

Supplement No. 2 dated July 6, 2015 to the Funds’ Prospectus and Disclosure Document dated April 1, 2015

Effective today, Lisa Johnson is no longer associated with ProShare Capital Management LLC, ProFund Advisors LLC or ProShare Advisors LLC. Accordingly, the following paragraph on page 128 of the Disclosure Document is removed:

Lisa Johnson, a listed principal of the Sponsor since November 11, 2008 and a listed principal of PFA since November 26, 2012, and a listed principal of PSA since January 14, 2014. Ms. Johnson’s responsibilities include the review and approval of advertising material of the Sponsor. Ms. Johnson has been employed with PDI since April 2008 as Head of Compliance. Prior to her employment with PDI, Ms. Johnson was the Senior Corporate Compliance Officer for ICMA Retirement Corporation (a financial services company) where she was employed from February 2005 to April 2008. She served as Senior Compliance Officer for Delaware Investments (a financial services firm) from January 2001 to February 2005. Ms. Johnson is FINRA registered and holds Series 7, 24 and 63 licenses. She also possesses a Certified Regulatory and Compliance Professional designation, from the NASD Institute at Wharton.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.

SUPP-S-1A-2